As filed with the Securities and Exchange Commission on August 18, 2022

Registration No. 333-265516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rigetti Computing, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-0950636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

775 Heinz Avenue Berkeley, CA	94710
(Address of Principal Executive Offices)	(Zip Code)

Rigetti Computing, Inc. 2022 Equity Incentive Plan

Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan

Rigetti & Co, Inc. 2013 Equity Incentive Plan

QxBranch, Inc. 2018 Equity Compensation Plan

(Full title of the plan)

Rick Danis

General Counsel

Rigetti Computing, Inc.

775 Heinz Avenue

Berkeley, CA 94710

(Name and address of agent for service)

(510) 210-5550

(Telephone number, including area code, of agent for service)

Copies to:

Rupa Briggs

Sarah Sellers

Cooley LLP

55 Hudson Yards

New York, NY 10001

(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-265516), filed on June 10, 2022 (the “Original Registration Statement”), is being filed in accordance with General Instruction C.3(a) to Form S-8 to add “control securities” acquired by certain executive officers under, and since the filing of, the Original Registration Statement to the reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C to Form S-8 and in accordance with the requirements of Part I of Form S-3. As a filing fee was paid in connection with the registration of these “control securities” as subsequently issued by Rigetti Computing, Inc. (the “Registrant”) under the Original Registration Statement, no additional registration fee is required to add these securities to the Reoffer Prospectus pursuant to Rule 457(h)(3) under the Securities Act of 1933, as amended (the “Securities Act”).

The Reoffer Prospectus may be used for reoffers and resales of shares of our common stock, $0.0001 par value per share (“Common Stock”), of the Registrant on a continuous or delayed basis that may be deemed to be “restricted securities” or “control securities” under the Securities Act, and the rules and regulations promulgated thereunder, that have been acquired by or are issuable to certain stockholders that are current and former employees, directors, officers, consultants, and/or advisors of the Registrant or its subsidiaries identified in the Reoffer Prospectus (the “Selling Securityholders”). The number of shares of Common Stock included in the Reoffer Prospectus were acquired by or are issuable to the Selling Securityholders pursuant to equity awards granted under the Rigetti Computing, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) prior to the filing of this Post-Effective Amendment No. 2, and does not necessarily represent a present intention to sell any or all such shares of Common Stock. As specified in General Instruction C of Form S-8, the amount of securities to be reoffered or resold by means of the Reoffer Prospectus by each Selling Securityholder, and any other person with whom he or she is acting in concert for the purpose of selling the Registrant’s securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

REOFFER PROSPECTUS

Up to 4,307,015 Shares of Common Stock

Offered by the Selling Securityholders

This reoffer prospectus (the “Reoffer Prospectus”) relates to the offer and sale from time to time by the selling securityholders named in this Reoffer Prospectus (collectively, the “Selling Securityholders”) each of whom is an executive officer of the Company and is deemed to be our “affiliate,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), for their own accounts, of up to 4,307,015 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) up to 44,917 shares of Common Stock issued pursuant to the Rigetti Computing, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and (b) up to 4,262,098 shares of Common Stock issuable upon vesting and settlement of restricted stock units (“RSUs”) pursuant to the 2022 Plan. We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Securityholders made hereunder.

The Selling Securityholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. The shares of Common Stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Securityholders may offer the shares for sale. The Selling Securityholders may sell any, all or none of the shares offered by this Reoffer Prospectus. See “Plan of Distribution” beginning on page 9 for more information about how the Selling Securityholders may sell or dispose of the shares of Common Stock covered by this Reoffer Prospectus. The Selling Securityholders will bear all sales commissions and similar expenses. We will bear all expenses of registration incurred in connection with this offering, including any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Securityholders.

We are an “emerging growth company” as defined in Section2(a) of the Securities Act, and are subject to reduced public company reporting requirements. This Reoffer Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “RGTI”. On August 17, 2022, the last reported sales price of our Common Stock on Nasdaq was $5.23 per share.

The amount of securities to be offered or resold under this Reoffer Prospectus by the Selling Securityholders or other person with whom such Selling Securityholders are acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.

See the section entitled “Risk Factors” beginning on page 6 of this Reoffer Prospectus to read about factors you should consider before buying our securities.

If any Selling Securityholder utilizes a broker-dealer in the sale or distribution of the Common Stock, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Selling Securityholder or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal. The Securities and Exchange Commission (the “SEC”) may take the view that, under certain circumstances, such Selling Securityholder and any broker-dealers or agents that participate with such Selling Securityholder in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See the section titled “Plan of Distribution.”

You should rely only on the information provided in this Reoffer Prospectus, as well as the information incorporated by reference into this Reoffer Prospectus and any applicable prospectus supplement. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Reoffer Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2022

You should rely only on the information provided in this Reoffer Prospectus, as well as the information incorporated by reference into this Reoffer Prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this Reoffer Prospectus and the documents incorporated by reference into this Reoffer Prospectus, our business, financial condition, results of operations and prospects may have changed.

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SELECTED DEFINITIONS

Unless otherwise stated in this Reoffer Prospectus or the context otherwise requires, references to:

•	“2022 Plan” are to the Rigetti Computing, Inc. 2022 Equity Incentive Plan;

•	“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to March 2, 2022, the date on which the Closing occurred;

•	“Common Stock” are to shares of common stock, par value $0.0001 per share, of Rigetti Computing, Inc.;

•

“Domestication” are to the transfer by way of continuation and deregistration of Supernova from the Cayman Islands and the continuation and domestication of Supernova as a corporation incorporated in the State of Delaware which was effectuated on March 1, 2022;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“initial public offering” or “IPO” are to Supernova’s initial public offering that was consummated on March 4, 2021;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•

“Legacy Rigetti” are to Rigetti Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries since the consummation of the Rigetti Holding Company Reorganization on October 5, 2021 and prior to the consummation of the Business Combination, and to Rigetti & Co, Inc. and its consolidated subsidiaries prior to the consummation of the Rigetti Holding Company Reorganization on October 5, 2021;

•

“Merger Agreement” are to that certain Merger Agreement, dated October 6, 2021, by and among Supernova, Supernova Merger Sub, Inc., Supernova Romeo Merger Sub, LLC and Rigetti Holdings, Inc., and as amended on December 23, 2021 and further amended on January 10, 2022;

•	“Nasdaq” are to The Nasdaq Capital Market;

•

“PIPE Financing” are to the transactions consummated in connection with Closing pursuant to the Subscription Agreements, in which the PIPE Investors collectively subscribed for an aggregate of 14,641,244 shares of common stock for an aggregate purchase price of $147,510,000;

•

“public warrants” are to the redeemable warrants (including those that underlie the Supernova units) that were offered and sold by Supernova in its IPO or the redeemable warrants of Rigetti issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•

“Rigetti Holding Company Reorganization” means the holding company reorganization pursuant to which (i) Rigetti & Co, Inc. established Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub Inc., each as wholly owned subsidiaries of Rigetti & Co, Inc., (ii) on October 5, 2021, pursuant to an Agreement and Plan of Merger (the “Holding Company Merger Agreement”) by and among Rigetti & Co, Inc., Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub, Inc., dated as of October 5, 2021, Rigetti Intermediate Merger Sub, Inc. merged with and into Rigetti & Co, Inc., with Rigetti & Co, Inc. surviving such merger as a wholly owned subsidiary of Rigetti Holdings, Inc., with all of the outstanding equity securities of Rigetti & Co, Inc. exchanged for identical equity securities of Rigetti Holdings, Inc. and (iii) on October 6, 2021, Rigetti & Co, Inc. was converted into a Delaware limited liability company and continues as “Rigetti & Co, LLC”;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•

“Supernova Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Supernova, which were automatically converted, on a one-for-one basis, into shares of Rigetti common stock in connection with the Domestication;

•

“Supernova Class B ordinary shares” are to the Class B ordinary shares, par value $0.0001 per share, of Supernova which automatically converted in connection with the Domestication on a one-for-one basis, into shares of Rigetti common stock;

•	“Subscription Agreements” are to the subscription agreements, entered into by Supernova and each of the PIPE Investors in connection with the PIPE Financing;

•	“Supernova” are to Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•	“warrant agreement” are to the Warrant Agreement, dated March 1, 2021, between Supernova and American Stock Transfer & Trust Company, as warrant agent; and

•	“warrants” are to the public warrants and the private placement warrants.

•	“Warrant Subscription Agreement” are to that certain warrant subscription agreement, dated as of October 6, 2021, by and between Ampere and Legacy Rigetti.

Additionally, unless the context otherwise requires, references in this Reoffer Prospectus to the “Company,” “we,” “us” or “our” refer to the business of Legacy Rigetti, which became the business of Rigetti Computing, Inc. and its subsidiaries following the Closing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Reoffer Prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are not guarantees of performance. We have based these forward-looking statements on our current expectations and projections about future events. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “could,” “will,” “would” or the negative of such terms or other similar expressions.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Reoffer Prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Forward-looking statements in this Reoffer Prospectus may include, for example, statements about:

•	our ability to achieve milestones, technological advancements, including with respect to executing on our technology roadmap and developing practical applications;

•

the potential of quantum computing and estimated market size and market growth including with respect to our long-term business strategy for quantum computing as a service (“Quantum Computing as a Service,” or “QCaaS”);

•	the success of our partnerships and collaborations;

•	our ability to accelerate our development of multiple generations of quantum processors;

•	customer concentration and the risk that a significant portion of our revenue currently depends on contracts with the public sector;

•	the outcome of any legal proceedings that may be instituted against us or others with respect to the Business Combination or other matters;

•	our ability to execute on our business strategy, including monetization of our products;

•	our financial performance, growth rate and market opportunity;

•	our ability to maintain the listing of our common stock and public warrants on Nasdaq, and the potential liquidity and trading of such securities;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

•	costs related to the Business Combination and operating as a public company;

•	our ability to establish and maintain effective internal controls over financial reporting;

•	changes in applicable laws or regulations;

•	the possibility that we may be adversely affected by other economic, business, or competitive factors;

•	the evolution of the markets in which we compete;

•	our ability to implement our strategic initiatives, expansion plans and continue to innovate our existing services;

•	the expected use of proceeds of the Business Combination;

•	the sufficiency of our cash resources and our ability to raise additional capital;

•

unfavorable conditions in our industry, the global economy or global supply chain (including any supply chain impacts from the ongoing military conflict involving Russia and Ukraine and sanctions related thereto), including inflation and financial and credit market fluctuations;

•	changes in applicable laws or regulations;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our estimates regarding expenses, profitability, future revenue, capital requirements and needs for additional financing;

•	our ability to expand or maintain our existing customer base;

•	the effect of COVID-19 on the foregoing; and

•	other risk factors described under the section entitled “Risk Factors”.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Reoffer Prospectus.

Many of the risks and factors that will determine these results and shareholder value are beyond our ability to control or predict. All such forward-looking statements speak only as of the date of this Reoffer Prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this Cautionary Statement Regarding Forward-Looking Statements.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing in this Reoffer Prospectus or incorporated by reference in this Reoffer Prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire Reoffer Prospectus carefully, including the information set forth in the sections in this Reoffer Prospectus or the other documents incorporated by reference entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes incorporated by reference in this Reoffer Prospectus before making an investment decision.

Overview

We build quantum computers and the superconducting quantum processors that power them. We believe quantum computing represents one of the most transformative emerging capabilities in the world today. By leveraging quantum mechanics, we believe our quantum computers process information in fundamentally new, more powerful ways than classical computers.

We have been deploying our quantum computers to end users over the cloud since 2017. We offer our full-stack quantum computing platform as a cloud service to a wide range of end-users, directly through our Rigetti QCS platform, and also through cloud service providers.

We have developed strong customer relationships and collaborative partnerships to accelerate the development of key technologies for high-value use cases that unlock strategic early markets. Our partners and customers include commercial enterprises such as Amazon Web Services, Astex Pharmaceuticals, Deloitte, Microsoft, Nasdaq and Standard Chartered Bank, along with U.S. government organizations such as DARPA, DOE, and NASA.

We are led by our founder and CEO, Dr. Chad Rigetti, a quantum computing entrepreneur and physicist. Since founding the company in 2013, Dr. Rigetti has led us in becoming a preeminent global leader in quantum computing. He has assembled a world class leadership team and board, and established a culture of innovation within the Company. In addition to his track record as an entrepreneur and executive leader, Dr. Rigetti is an inventor on 38 issued U.S. patents and the author of more than 20 peer-reviewed scientific publications that have received more than 4,000 total citations.

Powered by the production of our scalable multi-chip quantum processors in Fab-1 and our full-stack product development approach, our goal is to deliver quantum computing systems that demonstrate clear performance advantages over classical computing alternatives for multiple high-impact application areas.

Background

Supernova was a blank check company incorporated on December 22, 2020 in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

On the Closing Date, Rigetti consummated the Business Combination pursuant to the Merger Agreement. Supernova’s shareholders approved the Business Combination and Domestication at an extraordinary general meeting of shareholders held on February 28, 2022 (the “Extraordinary General Meeting”). In connection with the Extraordinary General Meeting and the Business Combination, holders of 22,915,538 of Supernova’s Class A ordinary shares (“Supernova Class A ordinary shares”), or 66.4% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $229,155,380.

On March 1, 2022, the business day prior to the Closing Date, Supernova effectuated the Domestication by filing a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filing a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Supernova was domesticated and continues as a Delaware corporation. The board of directors of Rigetti (the “Board”) also adopted the Bylaws of the Company (the “Bylaws”) on March 1, 2022, which became effective on that date.

In connection with the Domestication, Supernova changed its name from Supernova Partners Acquisition Company II, Ltd. to Rigetti Computing, Inc. As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding Supernova Class A ordinary share converted automatically, on a one-for-one basis, into a share of common stock; (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of Supernova (“Supernova Class B ordinary share”) converted automatically, on a one-for-one basis, into a share of common stock; (3) each then issued and outstanding whole warrant of Supernova to purchase one Supernova Class A ordinary shares converted automatically into a warrant to acquire one share of common stock at an exercise price of $11.50 per share pursuant to the Warrant Agreement, dated March 1, 2021 (the “warrant agreement”), between Supernova and American Stock Transfer & Trust Company, as warrant agent; and (4) each then issued and outstanding unit of Supernova (the “Supernova Units”) was separated and converted automatically into one share of common stock and one-fourth of one warrant to purchase common stock.

On the Closing Date, Rigetti consummated the First Merger and immediately following the First Merger, consummated the Second Merger. Immediately prior to the effective time of the First Merger, each share of Legacy Rigetti’s Series C preferred stock and Series C-1 preferred stock (collectively, the “Legacy Rigetti Preferred Stock”), converted into shares of common stock of Legacy Rigetti (“Legacy Rigetti common stock”) in accordance with the Amended and Restated Certificate of Incorporation of Legacy Rigetti (such conversion, the “Legacy Rigetti Preferred Conversion”).

As a result of the First Merger, among other things, (1) all outstanding shares of Legacy Rigetti common stock as of immediately prior to the Closing (including Legacy Rigetti common stock resulting from the Legacy Rigetti Preferred Stock Conversion), were exchanged at an exchange ratio calculated pursuant to the Merger Agreement and equal to 0.786989052873439 (the “Exchange Ratio”) for an aggregate of 78,959,579 shares of common stock, (2) each warrant to purchase Legacy Rigetti common stock was assumed and converted into a Rigetti assumed warrant, with each Rigetti assumed warrant subject to the same terms and conditions as were applicable to the original Legacy Rigetti warrant and having an exercise price and number of shares of common stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement, (3) each option to purchase Legacy Rigetti common stock was assumed and converted into an option to purchase shares of common stock (the “Rigetti assumed options”), with each Rigetti assumed option subject to the same terms and conditions as were applicable to the original Legacy Rigetti option and with an exercise price and number of shares of common stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement and (4) each Legacy Rigetti restricted stock unit award was assumed and converted into a restricted stock unit award to receive shares of common stock (the “Rigetti assumed RSU”), with each Rigetti assumed RSU subject to the same terms and conditions as were applicable to the original Legacy Rigetti restricted stock unit award and the number of shares of common stock to which the Rigetti assumed RSU relates based on the Exchange Ratio and other terms contained in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, Supernova entered into Subscription Agreements (the “Initial Subscription Agreements”) with certain investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors agreed to subscribe for and purchase, and Supernova agreed to issue and sell to the Initial PIPE Investors, an aggregate of 10,251,000 shares of common stock at a price of $10.00 per share, for aggregate gross proceeds of $102,510,000 (the “Initial PIPE Financing”). On December 23, 2021, Supernova entered into Subscription Agreements (the “Subsequent Subscription Agreements,” and together with the Initial Subscription Agreements, the “Subscription Agreements”) with two “accredited investors” (as such term is defined in Rule 501 of Regulation D) (the “Subsequent PIPE Investors,” and together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which the Subsequent PIPE Investors agreed to subscribe for and purchase, and Supernova agreed to issue and sell to the Subsequent PIPE Investors, an aggregate of 4,390,244 shares of common stock at a price of $10.25 per share, for aggregate gross proceeds of $45,000,000 (the “Subsequent PIPE Financing,” and together with the Initial PIPE Financing, the “PIPE Financing”). Pursuant to the Subscription Agreements, Rigetti agreed to provide the PIPE Investors with certain registration rights with respect to the shares purchased as part of the PIPE Financing. The PIPE Financing was consummated immediately prior to the Merger.

Concurrently with the execution of the Merger Agreement, on October 6, 2021, Legacy Rigetti entered into the Warrant Subscription Agreement with Ampere Computing LLC (“Ampere”) for the purchase of certain warrant issued to Ampere (the “Ampere Warrant”) for an aggregate purchase price (including amounts for exercise) of $10,000,000 pursuant to which the Ampere Warrant may be exercised by Ampere at an exercise price of $0.0001 per share for 1,000,000 shares of the Company’s common stock. The Warrant Subscription Agreement was assumed by the Company in connection with the Business Combination pursuant to the Merger Agreement.

On June 30, 2022, pursuant to the Warrant Subscription Agreement, the Company issued the Ampere Warrant to Ampere upon receipt of an aggregate of $5 million (including the exercise price), and upon such payment and issuance, 500,000 shares of common stock vested under the Ampere Warrant and were immediately exercised by Ampere pursuant to the terms of the Ampere Warrant. The purchase of the Ampere Warrant pursuant to the Warrant Subscription Agreement was conditioned upon, among other things, the consummation of the Business Combination pursuant to the Merger Agreement and the entry into a collaboration agreement between Legacy Rigetti and Ampere. Pursuant to the Warrant Subscription Agreement, Ampere is required to pay, subject to the satisfaction of certain conditions, an additional $4,999,950 to the Company no later than the second anniversary of the date of the Warrant Subscription Agreement, and upon such payment, the remaining 500,000 shares of common stock will vest and be exercisable by Ampere pursuant to the terms of the Ampere Warrant. If the conditions to payment are not satisfied by the second anniversary of the date of the Warrant Subscription Agreement, the Company may reject Ampere’s payment of the additional $4,999,950 and the remaining 500,000 shares of common stock will not vest or be exercisable and Ampere will have no further obligation with respect to the payment of the additional $4,999,950. The Ampere Warrant and the shares of common stock issued pursuant to the Ampere Warrant have not been registered under the Securities Act of 1933, as amended, and were issued in reliance on an exemption from such registration.

Committed Equity Facility

On August 11, 2022, the Company entered into a Common Stock Purchase Agreement (the “Committed Equity Purchase Agreement”) and a Registration Rights Agreement with B. Riley Principal Capital II, LLC (“B. Riley”). Pursuant to the Committed Equity Purchase Agreement, subject to the satisfaction of the conditions set forth therein, we will have the right to sell to B. Riley up to $75,000,000 of newly issued shares of common stock (subject to certain conditions and limitations contained in the Committed Equity Purchase Agreement), from time to time during the term of the Committed Equity Purchase Agreement. Sales of common stock pursuant to the Committed Equity Purchase Agreement, and the timing of any sales, are solely at the Company’s option, and the Company is under no obligation to sell any securities to B. Riley under the Committed Equity Purchase Agreement. See “Item 5. Other Information” in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, which is incorporated by reference into this Reoffer Prospectus, for more information on the committed equity facility.

Summary Risk Factors

The following is a summary of select risks and uncertainties that could materially adversely affect us and our business, financial condition and results of operations. Before you invest in our common stock, you should carefully consider all the information in this Reoffer Prospectus, including matters set forth under the heading “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•	We are in our early stages and have a limited operating history, which makes it difficult to forecast our future results of operations.

•	We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•	Even if the market in which we compete achieves anticipated growth levels, our business could fail to grow at similar rates, if at all.

•

We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations and may need additional capital sooner than planned to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available. If we are unable to raise additional funding when needed, we may be required to delay, limit or substantially reduce our quantum computing development efforts.

•	Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

•

We have not produced quantum computers with high qubit counts or at volume and face significant barriers in our attempts to produce quantum computers, including the need to invent and develop new technology. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

•

Any future generations of hardware developed to demonstrate narrow quantum advantage and broad quantum advantage and the anticipated release of an 84 qubit system, 336 qubit system, a 1,000+ qubit system and 4,000+ qubit system, each of which is an important anticipated milestone for our technical roadmap and commercialization, may not occur on our anticipated timeline or at all.

•

The quantum computing industry is competitive on a global scale and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

•

Our business is currently dependent upon our relationship with our cloud providers. There are no assurances that we will be able to commercialize quantum computers from our relationships with cloud providers.

•	We depend on a limited number of customers for a significant percentage of our revenue and the loss or temporary loss of a major customer for any reason could harm our financial condition.

•

A significant portion of our revenue depends on contracts with the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

•

We rely on access to high performance third party classical computing through public clouds, high performance computing centers and on-premises computing infrastructure to deliver performant quantum solutions to customers. We may not be able to maintain high quality relationships and connectivity with these resources which could make it harder for us to reach customers or deliver solutions in a cost-effective manner.

•

We depend on certain suppliers to source products. Failure to maintain our relationship with any of these suppliers, or a failure to replace any supplier, could have a material adverse effect on our business, financial position, results of operations and cash flows.

•

Our system depends on the use of certain development tools, supplies, equipment and production methods. If we are unable to procure the necessary tools, supplies and equipment to build our quantum systems, or are unable to do so on a timely and cost-effective basis, and in sufficient quantities, we may incur significant costs or delays which could negatively affect our operations and business.

•

Even if we are successful in developing quantum computing systems and executing our strategy, competitors in the industry may achieve technological breakthroughs which render our quantum computing systems obsolete or inferior to other products.

•	We may be unable to reduce the cost of developing our quantum computers, which may prevent us from pricing our quantum systems competitively.

•

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our quantum computing solutions, if we encounter negative publicity or if our solution does not drive commercial engagement, the growth of our business will be harmed.

•	If our computers fail to achieve quantum advantage, our business, financial condition and future prospects may be harmed.

•

We could suffer disruptions, outages, defects and other performance and quality problems with our quantum computing systems, our production technology partners or with the public cloud, data centers and internet infrastructure on which we rely.

•

We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate the material weakness or if we identify additional material weaknesses, or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

•

System security and data protection breaches, as well as cyber-attacks, including state-sponsored attacks, could disrupt our operations, which may damage our reputation and adversely affect our business.

•

Our failure to obtain, maintain and protect our intellectual property rights could impair our ability to protect and commercialize our proprietary products and technology and cause us to lose our competitive advantage.

•

Delaware law and our Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

•

We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations and may need additional capital sooner than planned to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available. If we are unable to raise additional funding when needed, we may be required to delay, limit or substantially reduce our quantum computing development efforts.

•

Our warrants, including our public warrants, private placement warrants and other warrants we have issued, are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

•

Sales of our securities, or perceptions of sales, by us or holders of our securities, including the selling stockholders pursuant to this Reoffer Prospectus or otherwise in the public markets or otherwise, including in connection with our committed equity financing with B. Riley, could cause the market price for our common stock to decline, and future issuances of securities may adversely affect us and our common stock and may be dilutive to existing stockholders.

•	There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

•	Our warrants may be out of the money at the time they become exercisable and they may expire worthless.

•	With the approval by the holders of at least 50% of the then-outstanding public warrants, we may amend the terms of the warrants in a manner that may be adverse to holders.

Corporate Information

Our principal executive offices are located at 775 Heinz Avenue, Berkeley, CA 94710 and our telephone number is (510) 210-5550. Our corporate website address is www.rigetti.com. Information contained on or accessible through our website is not a part of this Reoffer Prospectus, and the inclusion of our website address in this Reoffer Prospectus is an inactive textual reference only.

“Rigetti” and our other registered and common law trade names, trademarks and service marks are property of Rigetti Computing, Inc. This Reoffer Prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this Reoffer Prospectus may appear without the ® or ™ symbols.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Supernova previously elected to avail itself of the extended transition period and we will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the IPO), (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our final prospectus filed pursuant to Rule 424(b)(3) (Registration No. 333-263798) dated June 1, 2022, as supplemented from time to time, and our Quarterly Report on Form 10-Q filed with the SEC on August 12, 2022, together with all of the other information appearing in or incorporated by reference into this Reoffer Prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The risks we have described also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the shares of our Common Stock offered by the Selling Securityholders pursuant to this Reoffer Prospectus will be sold by the Selling Securityholders for their own accounts. We will not receive any of the proceeds from these sales.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation, our Bylaws and the warrant-related documents described herein and filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

Our Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of August 16, 2022, there were approximately 118,655,273 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Each holder of common stock will be entitled to one (1) vote for each share of common stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of common stock will not be entitled to vote on any amendment to the Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL. When a quorum is present, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Subject to the rights of the holders of preferred stock and any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of common stock will be entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board, in its discretion, from time to time out of assets or funds of the Company legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

Subject to the rights of holders of preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding up, if any, the Company’s remaining net assets will be distributed to the holders of common stock and the holders of any other class or series of capital stock ranking equally with the common stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Other Rights

There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of preferred stock that the Company may issue in the future.

Election of Directors

Our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms with only one class of directors being elected in each year. Under the Bylaws, the election of directors is determined by plurality vote.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on the capital stock, diluting the voting power of the holders of common stock, impairing the liquidation rights of the capital stock, or delaying or preventing a change in control of the company.

Stock Awards

Upon the closing of the Business Combination, we assumed stock options and restricted stock units to purchase an aggregate of 19,604,081 shares of common stock that were outstanding under Legacy Rigetti’s 2013 Plan. As of the closing of the Business Combination, 18,332,215 shares of common stock were initially reserved for future issuance under our 2022 Plan, which amount may be subject to increase from time to time. As of August 16, 2022, 11,839,478 shares of common stock were available for issuance under our 2022 Plan. For additional information regarding the terms of these plans and the stock awards, see “Executive Compensation.”

Warrants

Public Warrants

As of August 16, 2022, there were 13,074,972 warrants outstanding, consisting of 8,624,972 public warrants and 4,450,000 private placement warrants.

Each whole public warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder and only whole warrants trade. The warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Rigetti common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of common stock equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of common stock except as otherwise described below; and

•

if, and only if, the closing price of shares of common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “ —Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, in the case of an adjustment pursuant to the second paragraph under the heading “ —Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check companies, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “ —Redemption of warrants when the price per share of common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares of common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above and, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock. Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of shares of common stock by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the equityholders of Rigetti in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by Supernova Sponsor or its permitted transferees. Supernova Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Supernova Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in Supernova’s initial public offering. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition, contractual restrictions and other factors that our Board may deem relevant and will be within the discretion of our Board at such time. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of common stock in the foreseeable future.

Lock-Up Provisions in Bylaws

Under the Bylaws, shares of common stock issued as part of the merger consideration to Legacy Rigetti equityholders are subject to lock-up restrictions beginning on the date of Closing and ending on the date that is the earlier of (i) six months after the Closing, (ii) the date on which the closing price of the common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days following the Closing and (iii) the date on which the Company consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in stockholders having beneficial ownership of less than 50% of the outstanding voting securities of the combined company which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value that equals or exceeds $12.00 per share.

Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in an amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our Certificate of Incorporation and Bylaws:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of the Board to issue up to 10,000,000 shares of preferred stock, including “blank check” preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•

provide that, subject to the rights of the holders of any series of preferred stock, any individual director or directors may be removed only with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called by the chairperson of the Board, the chief executive officer or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for the existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Exclusive Forum of Certain Actions

The Certificate of Incorporation requires, unless the we consent in writing to the selection of an alternative forum, that Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) derivative actions brought on behalf of the Company; (ii) actions against current or former directors, officers or other employees or stockholders of the Company for breach of fiduciary duty to the Company or the Company’s stockholders; (iii) actions against the Company or any current or former director, officer or other employee or stockholder of the Company, arising out of or pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws,: (iv) actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (v) actions as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) actions against the Company or any current or former director, officer or other employee or stockholder of the Company, governed by the internal-affairs doctrine of the law of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to claims or actions brought to enforce a duty or liability created by the Securities Act or Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. The Certificate of Incorporation further provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Additionally, the Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Certificate of Incorporation provides, in addition to the votes required by law, that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of Rigetti common stock and preferred stock entitled to vote generally in the election of directors, voting together as a single class, including provisions regarding the classified board structure, the size of the Board, the election and removal of directors to the Board, the filling of vacancies, the limited liability of directors and officers of Rigetti and exclusive forums for certain actions.

The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire Board then in office, without the assent or vote of any stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of any class or series of stock of Rigetti required by law or by the Certificate of Incorporation, such action by stockholders requiring the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of Rigetti entitled to vote generally in the election of directors, voting together as a single class.

Limitations of Liability and Indemnification

See “Management—Limitation on Liability and Indemnification of Directors and Officers.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we are required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the recent consummation of the Business Combination, Rigetti is no longer a shell company, and, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Transfer Agent and Warrant Agent

The transfer agent for common stock and warrant agent for the warrants is American Stock Transfer & Trust Company.

Listing of Securities

Our common stock and public warrants are listed on the Nasdaq Capital Market under the symbols “RGTI” and “RGTIW,” respectively.

SELLING SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock as of August 16, 2022, as adjusted to reflect the shares of Common Stock that may be sold from time to time pursuant to this Reoffer Prospectus, for all Selling Securityholders, consisting of the individuals shown holding shares of Common Stock listed in the column entitled “Number of Shares Being Offered.”

The shares of Common Stock offered by the Selling Securityholders hereunder consist of an aggregate of 4,307,015 shares of Common Stock acquired by or issuable to certain of our executive officers under the 2022 Plan, including (a) up to 44,917 shares of Common Stock issued pursuant to the 2022 Plan and (b) up to 4,262,098 shares of Common Stock issued or issuable upon vesting and settlement of RSUs pursuant to the 2022 Plan. The Selling Securityholders may sell any, all, or none of the shares of Common Stock, and we do not know when or in what amount the Selling Securityholders may sell their shares hereunder following the effective date of the registration statement on Form S-8 to which this Reoffer Prospectus relates.

The amount of the shares of Common Stock to be offered or resold under this Reoffer Prospectus by each Selling Securityholder and any other person with whom he or she is acting in concert for the purpose of selling the shares of Common Stock, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

We have determined beneficial ownership in accordance with the rules of the SEC and it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock that they beneficially owned as of the Determination Date, subject to community property laws where applicable.

The percentage of shares of Common Stock beneficially owned is computed on the basis of 118,655,273 shares of Common Stock outstanding as of August 16, 2022.

Unless otherwise indicated, the address for each Selling Securityholder listed in the table below is c/o Rigetti Computing, Inc., 775 Heinz Avenue, Berkeley, California 94710.

Name of Selling Securityholder	Beneficial Ownership Prior to This Offering		Number of Shares Being Offered(6)	Beneficial Ownership After This Offering(7)
	Shares	% of Total Voting Power Before This Offering		Shares	% of Total Voting Power After This Offering
Chad Rigetti(1)	8,678,808	7.1%	3,214,833	7,565,533	6.2%
Brian Sereda(2)	330,091	*	140,707	306,739	*
Rick Danis(3)	410,138	*	286,397	316,194	*
Michael Harburn(4)	407,830	*	315,078	361,882	*
Greg Peters(5)	—	—	350,000	—	—

*	Less than one percent
(1)

Dr. Rigetti has served as our Chief Executive Officer and President and a member of our board of directors since March 2, 2022, the Closing Date of the Business Combination. Dr. Rigetti previously served as Chief Executive Officer, founder and a director of Legacy Rigetti since the company’s inception. Shares of Common Stock beneficially owned prior to this offering consist of (i) 4,487,273 shares of Common Stock held of record as of August 16, 2022, (ii) 1,630,649 shares issuable upon vesting and settlement of RSUs within 60 days of August 16, 2022 and (iii) 2,560,886 shares issuable upon exercise of options within 60 days of August 16, 2022. Number of shares being offered consists of (i) 22,689 shares of Common Stock issued pursuant to the 2022 Plan and (ii) 3,192,144 shares issuable upon vesting and settlement of RSUs pursuant to the 2022 Plan irrespective of whether such RSUs are vested as of August 16, 2022 or will become vested within 60 days of August 16, 2022. Shares of Common Stock beneficially owned after this offering consist of (i) 4,464,584 shares of Common Stock, (ii) 540,063 shares issuable upon vesting and settlement of RSUs within 60 days of August 16, 2022 pursuant to the Rigetti & Co, Inc. 2013 Equity Incentive Plan, as amended (the “2013 Plan”), and (iii) 2,560,886 shares issuable upon exercise of options within 60 days of August 16, 2022 pursuant to the 2013 Plan.

(2)

Mr. Sereda has served as our Chief Financial Officer since March 2, 2022, the Closing Date of the Business Combination. Mr. Sereda previously served as Chief Financial Officer of Legacy Rigetti from August 2021 until the consummation of the Business Combination. Shares of Common Stock beneficially owned prior to this offering consist of (i) 3,576 shares of Common Stock held of record as of August 16, 2022 and (ii) 326,515 shares issuable upon vesting and settlement of RSUs within 60 days of August 16, 2022. Number of shares being offered consists of (i) 3,316 shares of Common Stock issued pursuant to the 2022 Plan and (ii) 137,391 shares issuable upon vesting and settlement of RSUs pursuant to the 2022 Plan irrespective of whether such RSUs are vested as of August 16, 2022 or will become vested within 60 days of August 16, 2022. Shares of Common Stock beneficially owned after this offering consist of (i) 260 shares of Common Stock and (ii) 306,479 shares issuable upon vesting and settlement of RSUs within 60 days of August 16, 2022 pursuant to the 2013 Plan.

(3)

Mr. Danis has served as our General Counsel and Corporate Secretary since March 2, 2022, the Closing Date of the Business Combination. Mr. Danis previously served as General Counsel and Corporate Secretary of Legacy Rigetti from July 2019 until the consummation of the Business Combination. Shares of Common Stock beneficially owned prior to this offering consist of (i) 63,570 shares of Common Stock held of record as of August 16, 2022, (ii) 112,440 shares issuable upon vesting and settlement of RSUs within 60 days of August 16, 2022 and (iii) 234,128 shares of Common Stock issuable upon exercise of options within 60 days of August 16, 2022. Number of shares being offered consists of (i) 18,912 shares of Common Stock issued pursuant to the 2022 Plan and (ii) 267,485 shares issuable upon vesting and settlement of RSUs pursuant to the 2022 Plan irrespective of whether such RSUs are vested as of August 16, 2022 or will become vested within 60 days of August 16, 2022. Shares of Common Stock beneficially owned after this offering consist of (i) 44,658 shares of Common Stock, (ii) 37,408 shares issuable upon vesting and settlement of RSUs within 60 days of August 16, 2022 pursuant to the 2013 Plan and (iii) 234,128 shares issuable upon exercise of options within 60 days of August 16, 2022 pursuant to the 2013 Plan.

(4)

Mr. Harburn has served as our Senior Vice President of Fabrication Operations and Engineering since March 2, 2022, the Closing Date of the Business Combination. Shares of Common Stock beneficially owned prior to this offering consist of (i) 71,839 shares of Common Stock held of record as of August 16, 2022, (ii) 85,976 shares issuable upon vesting and settlement of RSUs within 60 days of August 16, 2022 and (iii) 250,015 shares of Common Stock issuable upon exercise of options within 60 days of August 16, 2022. Number of shares being offered represents 315,078 shares issuable upon vesting and settlement of RSUs pursuant to the 2022 Plan irrespective of whether such RSUs are vested as of August 16, 2022 or will become vested within 60 days of August 16, 2022. Shares of Common Stock beneficially owned after this offering consist of (i) 71,839 shares of Common Stock, (ii) 40,028 shares issuable upon vesting and settlement of RSUs within 60 days of August 16, 2022 pursuant to the 2013 Plan and (iii) 250,015 shares issuable upon exercise of options within 60 days of August 16, 2022 pursuant to the 2013 Plan.

(5)

Mr. Peters has served as our Chief Revenue Officer since March 14, 2022. On August 16, 2022, Mr. Peters received a grant of RSUs for 350,000 shares pursuant to the 2022 Plan, subject to vesting. None of the shares underlying such RSUs vests within 60 days of August 16, 2022.

(6)

The number of shares of Common Stock reflects all shares of Common Stock acquired by or issuable to a Selling Securityholder pursuant to applicable award grants previously made irrespective of whether such grants are vested or exercisable as of August 16, 2022 or will become vested or exercisable within 60 days of August 16, 2022.

(7)

Assumes that all of the Common Stock held by the Selling Securityholders and being offered under this Reoffer Prospectus is sold, and that the Selling Securityholders will not acquire additional shares of any class of Common Stock before the completion of this offering. The Selling Securityholders may sell any, all, or none of the Common Stock and we do not know when or in what amount the Selling Securityholders may sell their Common Stock hereunder.

Other Material Relationships with the Selling Securityholders

Indemnification of Officers and Directors

The Bylaws of the Company (the “Bylaws”) provide that the Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Company entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require the Company to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Stockholder Support Agreements

On October 6, 2021, Supernova Partners Acquisition Company II, Ltd., Legacy Rigetti and certain former stockholders of Legacy Rigetti, including Dr. Rigetti, entered into certain support agreements, pursuant to which among other things, such parties agreed to approve the Business Combination. Such stockholders further agreed to be bound by the lock-up restrictions included in the Bylaws.

Compensation Arrangements

We have employment agreements with Dr. Rigetti, Mr. Sereda, Mr. Danis, Mr. Harburn and Mr. Peters that, among other things, provide for certain change in control benefits, as well as severance benefits. We have granted stock options and restricted stock units to Dr. Rigetti, Mr. Sereda, Mr. Danis, Mr. Harburn and Mr. Peters.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Selling Securityholders. The shares of Common Stock offered may be sold from time to time directly by or on behalf of each Selling Securityholder in one or more transactions on Nasdaq or any other stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions, any other method permitted by applicable law or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. The Selling Securityholders may sell shares of Common Stock through one or more agents, brokers-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts, or concessions from the Selling Securityholders and/or purchasers of the shares of Common Stock or both. Such compensation as to a particular broker-dealer may be in excess of customary commissions. The amount of shares of Common Stock to be reoffered or resold under the Reoffer Prospectus by each Selling Securityholder and any other person with whom he or she is acting in concert for the purpose of selling Ordinary Shares, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of shares of Common Stock being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers, or agents, (2) any discounts, commissions, and other terms constituting compensation from the Selling Securityholders, and (3) any discounts, commissions, or concessions allowed or reallowed to be paid to broker-dealers.

In connection with their sales, a Selling Securityholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares of Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. We are bearing all costs relating to the registration of the shares of Common Stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of Common Stock will be borne by the Selling Securityholders or other party selling such shares.

Sales of the shares must be made by the Selling Securityholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act. In addition to any shares sold hereunder, Selling Securityholders may sell shares of Common Stock in compliance with Rule 144. There is no assurance that the Selling Securityholders will sell all or a portion of the shares of Common Stock offered hereby. The Selling Securityholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act. We have notified the Selling Securityholders of the need to deliver a copy of this Reoffer Prospectus in connection with any sale of the shares of Common Stock.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares of Common Stock and activities of the Selling Securityholders, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in passive market-making activities with respect to the shares of Common Stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of shares of Common Stock in the secondary market. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

Once sold under the registration statement of which this Reoffer Prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of any securities offered by this Reoffer Prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The consolidated financial statements of Rigetti Holdings, Inc. as of December 31, 2021 and January 31, 2021, and for the eleven months ended December 31, 2021 and year ended January 31, 2021, incorporated by reference in this Reoffer Prospectus have been so incorporated in reliance on the report of BDO USA LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Reoffer Prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Reoffer Prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference into this Reoffer Prospectus the following documents previously filed with the SEC:

(a) our quarterly report on Form 10-Q (File No. 001-40140) for the quarter ended March 31, 2022 filed with the SEC on May 16, 2022;

(b) our quarterly report on Form 10-Q (File No. 001-40140) for the quarter ended June 30, 2022 filed with the SEC on August 12, 2022;

(c) our current reports on Form 8-K (File No. 001-40140) (other than information furnished rather than filed), filed with the SEC on January 10, 2022, February  9, 2022, February  18, 2022, February  28, 2022, March 7, 2022 (excluding all historical and pro forma audited and unaudited financial statements included in Items 2.01 and 9.01, the related notes to such financial statements and the accompanying report of independent registered public accounting firms issued with respect thereto), April 19, 2022, May 25, 2022 (including the Registrant’s audited recast financial statements as of and for the eleven months ended December 31, 2021 and as of and for the year ended January 31, 2021) and July 6, 2022, and the Registrant’s Amendment No.  1 to Current Report on Form 8-K (File No. 001-40140) filed with the Commission on January 13, 2022 (excluding the audited pro forma balance sheet included in Exhibit 99.1 thereto);

(d) The Registrant’s prospectus, dated June 1, 2022, filed with the SEC on June 1, 2022 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-263798); and

(e) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on March 1, 2022 (File No. 001-40140) under the Securities Act as well as any additional amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the termination of the offering of the Shares under this Reoffer Prospectus shall be deemed to be incorporated by reference in this Reoffer Prospectus and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Reoffer Prospectus.

Any statement contained in this Reoffer Prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this Reoffer Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this Reoffer Prospectus but not delivered with the Reoffer Prospectus other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Reoffer Prospectus incorporates. Requests for documents should be directed to Rigetti Computing, Inc., Attn: General Counsel, 775 Heinz Avenue, Berkeley, CA 94710; (510) 210-5550.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-8, including exhibits, under the Securities Act with respect to the securities offered by this Reoffer Prospectus. This Reoffer Prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Financials” at https://investors.rigetti.com/. The information on our web site, however, is not, and should not be deemed to be, a part of this Reoffer Prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the employee benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the SEC are hereby incorporated by reference in this registration statement:

(a) our quarterly report on Form 10-Q (File No. 001-40140) for the quarter ended March 31, 2022 filed with the SEC on May 16, 2022;

(b) our quarterly report on Form 10-Q (File No. 001-40140) for the quarter ended June 30, 2022 filed with the SEC on August 12, 2022;

(c) our current reports on Form 8-K (File No.  001-40140) (other than information furnished rather than filed), filed with the SEC on January 10, 2022, February  9, 2022, February  18, 2022, February  28, 2022, March 7, 2022 (excluding all historical and pro forma audited and unaudited financial statements included in Items  2.01 and 9.01, the related notes to such financial statements and the accompanying report of independent registered public accounting firms issued with respect thereto), April  19, 2022, May 25, 2022 (including the Registrant’s audited recast financial statements as of and for the eleven months ended December 31, 2021 and as of and for the year ended January  31, 2021) and July 6, 2022, and the Registrant’s Amendment No. 1 to Current Report on Form 8-K (File No.  001-40140) filed with the Commission on January 13, 2022 (excluding the audited pro forma balance sheet included in Exhibit 99.1 thereto);

(d) The Registrant’s prospectus, dated June  1, 2022, filed with the SEC on June 1, 2022 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-263798); and

(e) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on March 1, 2022 (File No. 001-40140) under the Securities Act as well as any additional amendments or reports filed for the purpose of updating such description.

All other reports and documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items) on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, the Registrant’s certificate of incorporation limits the Registrant’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Registrant’s Bylaws provide that the Registrant will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Registrant has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Registrant’s directors or officers or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Incorporated by Reference
Exhibit No.	Description	Schedule/ Form	File No.	Exhibit	Filing Date
3.1	Certificate of Incorporation of Rigetti Computing, Inc.	8-K	001-40140	3.1	March 7, 2022

3.2	Bylaws of Rigetti Computing, Inc.	8-K	001-40140	3.2	March 7, 2022

5.1*	Opinion of Cooley LLP

23.1*	Consent of BDO USA LLP

23.2*	Consent of Cooley LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of the initial filing of this registration statement)	S-8	333-265516	24.1	June 10, 2022

99.1	Rigetti Computing, Inc. 2022 Equity Incentive Plan	8-K	001-40140	10.16	March 7, 2022

99.2	Form of Stock Option Grant Package under Rigetti Computing, Inc. 2022 Equity Incentive Plan	8-K	001-40140	10.17	March 7, 2022

99.3	Form of RSU Grant Package under Rigetti Computing, Inc. 2022 Equity Incentive Plan	8-K	001-40140	10.18	March 7, 2022

99.4	Form of Stock Award Grant Package under Rigetti Computing, Inc. 2022 Equity Incentive Plan	8-K	001-40140	10.19	March 7, 2022

99.5	Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan	8-K	001-40140	10.20	March 7, 2022

99.6	Rigetti & Co, Inc. 2013 Equity Incentive Plan, as amended	10-Q	001-40140	10.21	May 16, 2022

99.7	Form of Stock Option Grant Notice and Form of Stock Option Agreement under Rigetti & Co, Inc. 2013 Equity Incentive Plan	S-4/A	333-260692	10.22	February 8, 2022

99.8	Form of Restricted Stock Unit Grant Notice and Form of Restricted Stock Unit Agreement under Rigetti & Co, Inc. 2013 Equity Incentive Plan	S-4/A	333-260692	10.23	February 8, 2022

99.9**	QxBranch, Inc. 2018 Equity Compensation Plan	S-8	333-265516	99.9	June 10, 2022

99.10**	Form of Stock Option Grant Agreement under the QxBranch, Inc. 2018 Equity Compensation Plan	S-8	333-265516	99.10	June 10, 2022

*	Filed herewith.
**	Previously filed.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section13 or Section15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section13(a) or Section15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on this 18th day of August, 2022.

RIGETTI COMPUTING, INC.

By:	/s/ Chad Rigetti
Name: Chad Rigetti
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chad Rigetti Chad Rigetti	Chief Executive Officer and Co-Chair of the Board (Principal Executive Officer)	August 18, 2022

/s/ Brian Sereda Brian Sereda	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2022

* Michael Clifton	Director	August 18, 2022

* David Cowan	Director	August 18, 2022

* Alissa Fitzgerald	Director	August 18, 2022

* Ray Johnson	Director	August 18, 2022

* Cathy McCarthy	Director	August 18, 2022

* Gen. Peter Pace	Director	August 18, 2022

*	Director	August 18, 2022
H. Gail Sandford

* Signed via Power of Attorney

By:	/s/ Rick Danis
Rick Danis
Attorney-in-Fact